EXHIBIT 10 (aa)

                                NORTH VALLEY BANK
                         DIRECTOR DEFERRED FEE AGREEMENT


         THIS AGREEMENT is made this ________ day of __________________, 2000, by and between NORTH VALLEY BANK, a state-chartered commercial bank, located in Redding, California (the "Company"), and _________________(the "Director").


                                  INTRODUCTION

         To encourage the Director to remain a member of the Company's Board of Directors, the Company is willing to provide to the Director a deferred fee opportunity. The Company will pay the Director's benefits from the Company's general assets.


                                    AGREEMENT

         The Director and the Company agree as follows:


                                    ARTICLE 1
                                  DEFINITIONS

         Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

         1.1      "Anniversary Date" means December 31 of each year.

         1.2 "Change of Control" A "change in control" of Employer for purposes of this Agreement shall mean the occurrence of any of the following events with respect to Employer (with the term "Employer" being defined for such a change in control to be North Valley Bancorp): (i) a change in control of a nature that would be required to be reported in response to Item 6(e) of
Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or in response to any other form or report to the regulatory agencies or governmental authorities having jurisdiction over Employer or any stock exchange on which Employer's shares are listed which requires the reporting of a change in control; (ii) any merger, consolidation or reorganization of Employer in which Employer does not survive;
(iii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) of any assets of Employer having an aggregate fair market value of fifty percent (50%) of the total value of the assets of Employer, reflected in the most recent balance sheet of Employer; (iv) a transaction whereby any "person" (as such term is used in the Exchange Act or any individual, corporation, partnership, trust or any other entity) is or becomes the beneficial owner, directly or indirectly, of securities of Employer representing 50% or more of the combined voting power of Employer's then outstanding securities; (v) if in any one year period, individuals who at the beginning of such period constitute the Board of Directors of Employer cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by Employer's shareholders, of each new director is approved by a vote of a least three-quarters of the directors then still in office who were directors at the beginning of the period; (iv) a majority of the members of the Board of Directors of Employer in office prior to the happening of any event determines in its sole discretion that as a result of such event there has been a change in control. Notwithstanding the foregoing or anything else contained herein to the contrary, there shall not be a "change in control" for purposes of this Agreement if the event which would otherwise come within the meaning of the term "change in control" involves an Employee Stock Ownership Plan or similar plan sponsored by Employer which is the party that acquires "control" or is the principal participant in the transaction constituting a "change in control," as described above

         1.3      "Code" means the Internal Revenue Code of 1986, as amended.

         1.4 "Deferral Account" means the Company's accounting of the Director's accumulated Deferrals plus accrued interest.

         1.5 "Deferrals" means the amount of the Director's Fees which the Director elects to defer according to this Agreement.

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         1.6      "Disability" means, if the Director is covered by a Company sponsored disability policy, total disability as defined in such policy without regard to any waiting period. If the Director is not covered by such a policy, Disability means the Director suffering a sickness, accident or injury which, in the judgment of a physician satisfactory to the Company, prevents the Director from performing substantially all of the Director's normal duties for the Company. As a condition to any benefits, the Company may require the Director to submit to such physical or mental evaluations and tests as the Company's Board of Directors deems appropriate.

         1.7      "Effective Date" means __________________________.

         1.8      "Deferral Election Form" means the Form attached as Exhibit 1.

         1.9 "Benefit Election Form" means the Form of Benefit Form attached as Exhibit 2.

         1.10 "Fees" means the total fees payable to the Director during a Plan Year.

         1.11     "Normal Retirement Age" means the Director's 73rd birthday.

         1.12 "Normal Retirement Date" means the later of the Normal Retirement Age or Termination of Service.

         1.13     "Plan Year" means the calendar year.

         1.14 "Termination of Service" means that the Director ceases to be a member of the Company's Board of Directors for any reason whatsoever other than by reason of a leave of absence which is approved by the Company. For purposes of this Agreement, if there is a dispute over the Director's status or the date of the Director's Termination of Service, the Company shall have the sole and absolute right to decide the dispute.


                                    ARTICLE 2
                                DEFERRAL ELECTION

         2.1 Initial Election. The Director shall make an initial deferral election under this Agreement by filing with the Company a signed Election Form within 30 days after the Effective Date of this Agreement. The Election Form shall set forth the amount of Fees to be deferred and shall be effective to defer only Fees earned after the date the Election Form is received by the Company.

         2.2      Election Changes

                  2.2.1 Generally. Upon Company approval, the Director may modify the amount of Fees to be deferred annually by filing a new Election Form with the Company prior to the beginning of the Plan Year in which the Fees are to be deferred. The modified deferral election shall not be effective until the calendar year following the year in which the subsequent Election Form is received and approved by the Company.

                  2.2.2 Hardship. If an unforeseeable financial emergency arising from the death of a family member, divorce, sickness, injury, catastrophe or similar event outside the control of the Director occurs, the Director, by written instructions to the Company, may reduce future deferrals under this Agreement.


                                    ARTICLE 3
                                DEFERRAL ACCOUNT

         3.1 Establishing and Crediting. The Company shall establish a Deferral Account on its books for the Director and shall credit to the Deferral Account the following amounts:

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                  3.1.1    Deferrals. The Fees deferred by the Director as of
         the time the Fees would have otherwise been paid to the Director.

                  3.1.2 Interest. On each Anniversary Date of this Agreement prior to any payment of pre-retirement or post-retirement benefits, and during the payment of any pre-retirement benefits or post-retirement benefits, interest is to be accrued on the account balance and compounded at an annual rate equal to the WALL STREET JOURNAL Prime Rate plus one and one half percent on the first business day of the Plan Year, compounded monthly.

         3.2 Statement of Accounts. The Company shall provide to the Director, within 120 days after each Anniversary Date, a statement setting forth the Deferral Account balance.

         3.3 Accounting Device Only. The Deferral Account is solely a device for measuring amounts to be paid under this Agreement. The Deferral Account is not a trust fund of any kind. The Director is a general unsecured creditor of the Company for the payment of benefits. The benefits represent the mere Company promise to pay such benefits. The Director's rights are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Director's creditors.


                                    ARTICLE 4
                                LIFETIME BENEFITS

         4.1 Normal Retirement Benefit. Upon the Normal Retirement Date, the Company shall pay to the Director the benefit described in this Section 4.1 in lieu of any other benefit under this Agreement.

                  4.1.1 Amount of Benefit. The benefit under this Section 4.1 is the Deferral Account balance at the Director's Normal Retirement Date.

                  4.1.2 Payment of Benefit. The Company shall pay the annual benefit to the Director in 12 equal monthly installments payable on the first day of each month commencing with the month following the Director's Normal Retirement Date. The annual benefit shall be paid to the Director for 20 years, or as elected on the Election Form (Exhibit
         2). The Company shall credit interest pursuant to Section 3.1.2 on the remaining account balance during any applicable installment period.

         4.2 Early Retirement Benefit. Upon Termination of Service prior to the Normal Retirement Age for reasons other than death, Change of Control or Disability, the Company shall pay to the Director the benefit described in this
Section 4.2 in lieu of any other benefit under this Agreement.

                  4.2.1    Amount of Ben efit. The benefit under this Section
         4.2 is the Deferral Account balance at the Director's Termination of Service.

                  4.2.2 Payment of Benefit. The Company shall pay the annual benefit to the Director in 12 equal monthly installments payable on the first day of each month commencing with the month following the Director's Termination of Service. The annual benefit shall be paid to the Director for 20 years, or as elected on the Election Form (Exhibit
         2). The Company shall credit interest pursuant to Section 3.1.2 on the remaining account balance during any applicable installment period.

         4.3 Disability Benefit. If the Director terminates service as a Director due to Disability prior to Normal Retirement Age, the Company shall pay to the Director the benefit described in this Section 4.3 in lieu of any other benefit under this Agreement.

                  4.3.1 Amount of Benefit. The benefit under this Section 4.3 is the Deferral Account balance at the Director's Termination of Service.

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                  4.3.2    Payment of Benefit. The Company shall pay the annual
         benefit to the Director in 12 equal monthly installments payable on the first day of each month commencing with the month following the Director's Termination of Service. The annual benefit shall be paid to the Director for 20 years. The Company shall credit interest pursuant to Section 3.1.2 on the remaining account balance during any applicable installment period.

         4.4 Change of Control Benefit. Upon a Change of Control, the Company shall pay to the Director the benefit described in this Section 4.4 in lieu of any other benefit under this Agreement.

                  4.4.1 Amount of Benefit. The benefit under this Section 4.4 shall be the Deferral Account balance on the Director's Termination of Service.

                  4.4.2 Payment of Benefit. The Company shall pay the benefit to the Director in a lump sum payable within 60 days of the Director's Termination of Service.

         4.5 Hardship Distribution. Upon the Board of Director's determination (following petition by the Director) that the Director has suffered an unforeseeable financial emergency as described in Section 2.2.2, the Company shall distribute to the Director all or a portion of the Deferral Account balance as determined by the Company, but in no event shall the distribution be greater than is necessary to relieve the financial hardship.


                                    ARTICLE 5
                                 DEATH BENEFITS

         5.1 Death During Active Service. If the Director dies while in the active service of the Company, the Company shall pay to the Director's beneficiary the benefit described in this Section 5.1 in lieu of any other benefit under this Agreement.

                  5.1.1 Amount of Benefit. The benefit under Section 5.1 is the Deferral Account Balance at the time of the Director's death.

                  5.1.2 Payment of Benefit. The Company shall pay the annual benefit to the Director's beneficiary in 12 equal monthly installments payable on the first day of each month commencing with the month following the Director's Death. The annual benefit shall be paid to the Director's beneficiary for 20 years. The Company shall credit interest pursuant to Section 3.1.2 on the remaining account balance during any applicable installment period.

         5.2 Death During Benefit Period. If the Director dies after benefit payments have commenced under this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Director's beneficiary at the same time and in the same amounts they would have been paid to the Director had the Director survived.

         5.3 Death After Termination of Service But Before Benefit Payments Commence. If the Director is entitled to benefit payments under this Agreement, but dies prior to the commencement of said benefit payments, the Company shall pay the benefit payments to the Director's beneficiary that the Director was entitled to prior to death except that the benefit payments shall commence on the first day of the month following the date of the Director's death.


                                    ARTICLE 6
                                  BENEFICIARIES

         6.1 Beneficiary Designations. The Director shall designate a beneficiary by filing a written designation with the Company. The Director may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Director and accepted by the Company during the Director's lifetime. The Director's beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Director or if the Director names a spouse as beneficiary and the marriage is subsequently dissolved. If the Director dies without a valid beneficiary designation, all payments shall be made to the Director's estate.

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         6.2      Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Company may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.


                                    ARTICLE 7
                               GENERAL LIMITATIONS

         7.1 Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement that is in excess of the Director's Deferrals if the Company terminates the Director's service for:

                  (a) Gross negligence or gross neglect of duties to the Company;

                  (b) Commission of a felony or of a gross misdemeanor involving moral turpitude in connection with the Director's service to the Company; or

                  (c) Fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy committed in connection with the Director's service and resulting in an adverse effect on the Company.

         7.2 Suicide or Misstatement. The Company shall not pay any death benefit under this Agreement exceeding the Deferral Account if the Director commits suicide within two years after the date of this Agreement, or if the Director has made any material misstatement of fact on any application for life insurance purchased by the Company.

         7.3 Excess Parachute Payment. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement to the extent the benefit would create an excise tax under the excess parachute rules of Section 280G of the Code.


                                    ARTICLE 8
                          CLAIMS AND REVIEW PROCEDURES

         8.1 Claims Procedure. The Company shall notify any person or entity that makes a claim against the Agreement (the "Claimant") in writing, within 90 days of Claimant's written application for benefits, of his or her eligibility or non-eligibility for benefits under the Agreement. If the Company determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Agreement on which the denial is based, (3) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of the Agreement's claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90 days.

         8.2 Review Procedure. If the Claimant is determined by the Company not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Company by filing a petition for review with the Company within 60 days after receipt of the notice issued by the Company. Said petition shall state the specific reasons which the Claimant believes entitle him or her to benefits or to greater or different benefits. Within 60 days after receipt by the Company of the petition, the Company shall afford the Claimant (and counsel, if any) an opportunity to present his or her position to the Company verbally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. The Company shall notify the Claimant of its decision in writing within the 60-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the Claimant and the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the 60-day period is not sufficient, the decision may be deferred for up to another 60 days at the election of the Company, but notice of this deferral shall be given to the Claimant.

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                                    ARTICLE 9
                           AMENDMENTS AND TERMINATION

         This Agreement may be amended or terminated only by a written agreement signed by the Company and the Director.


                                   ARTICLE 10
                                  MISCELLANEOUS

         10.1 Binding Effect. This Agreement shall bind the Director and the Company, and their beneficiaries, survivors, executors, administrators and transferees.

         10.2 No Guarantee of Service. This Agreement is not a contract for services. It does not give the Director the right to remain in the service of the Company, nor does it interfere with the shareholders' rights to replace the Director. It also does not require the Director to remain in the service of the Company nor interfere with the Director's right to terminate services at any time.

         10.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

         10.4 Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

         10.5 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of California, except to the extent preempted by the laws of the United States of America.

         10.6 Unfunded Arrangement. The Director and the Director's beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Director's life is a general asset of the Company to which the Director and the Director's beneficiary have no preferred or secured claim.

         10.7 Small Account Balance. If the Director's Account Balance is $25,000 or less, the Company in its sole and absolute discretion shall have the right to pay out the Director's remaining Account Balance in a lump sum.

         10.8 Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement.

         10.9 Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Director as to the subject matter hereof. No rights are granted to the Director by virtue of this Agreement other than those specifically set forth herein.

         10.10 Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

                  (a)      Interpreting the provisions of the Agreement;

                  (b) Establishing and revising the method of accounting for the Agreement;

                  (c)      Maintaining a record of benefit payments; and

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                  (d)      Establishing rules and prescribing any forms
                           necessary or desirable to administer the Agreement.

         10.11 Named Fiduciary. The Company shall be the named fiduciary and plan administrator under the Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.


         IN WITNESS WHEREOF, the Director and a duly authorized Company officer have signed this Agreement.


DIRECTOR:                                 COMPANY:

                                          NORTH VALLEY BANK


/s/                                       By /s/
-------------------------                    ----------------------------
                                          Title
                                                -------------------------

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                                    EXHIBIT 1
                                       TO
                                NORTH VALLEY BANK
                         DIRECTOR DEFERRED FEE AGREEMENT

                           DEFERRAL ELECTION FORM FOR

                                ----------------

I elect to defer my Fees received under this Agreement with the Company, as follows:

        ------------------------------------------------------------------------

                  AMOUNT OF DEFERRAL                       DURATION
        ========================================================================

        [INITIAL AND COMPLETE ONE]                 [INITIAL ONE]

        ____   I elect to defer ____% of           ____   One Year only
               my Fees.

        ____   I elect to defer $______ of         ____   For ____ [INSERT
               my Fees.                                   NUMBER] Years

        ____   I elect not to defer any of         ____   Until Termination
               my Fees.                                   of Service

                                                   ____   Until   ___________,
                                                           ___________ (date)

        ------------------------------------------------------------------------

Upon the Company's approval, I understand that I may change the amount and duration of my deferrals by filing a new election form with the Company; provided, however, that any subsequent election will not be effective until the calendar year following the year in which the new election is accepted by the Company.

Signature
          --------------------------------------
Date
     ------------------------------


Accepted by the Company this          day of                    , 2000.
                             --------        -------------------
By
   -------------------------------------------

Title
      -------------------------------

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                                                                       EXHIBIT 2
                                       TO
                                NORTH VALLEY BANK
                         DIRECTOR DEFERRED FEE AGREEMENT

                              FORM OF BENEFIT FORM


         The Executive understands that he or she may not change the Form of Benefit elected, however, the Company will allow the Executive to file a petition with the Company requesting an alternate payment plan and the Board of Directors, in its sole and absolute discretion, may accept or reject such a request.

         I elect to receive benefits under the Agreement in the following form:

4.1.2     Payment of Normal Retirement Benefit.
[INITIAL ONE]

____  Lump sum
____  Equal monthly installments for 20 years.



4.2.2     Payment of Early Retirement Benefit
[INITIAL ONE]

____  Lump sum
____  Equal monthly installments for 20 years.

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                             BENEFICIARY DESIGNATION

                                NORTH VALLEY BANK
                         DIRECTOR DEFERRED FEE AGREEMENT

I designate the following as beneficiary of benefits under this Agreement payable following my death:


Primary:
        ------------------------------------------------------------------------

--------------------------------------------------------------------------------

Contingent:
           ---------------------------------------------------------------------

--------------------------------------------------------------------------------

NOTE: TO NAME A TRUST AS BENEFICIARY, PLEASE PROVIDE THE NAME OF THE TRUSTEE(S) AND THE EXACT NAME AND DATE OF THE TRUST AGREEMENT.

I understand that I may change these beneficiary designations by filing a new written designation with the Company. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary and our marriage is subsequently dissolved.


Signature
          --------------------------------------
Date
     ------------------------------


Accepted by the Company this          day of                    , 2000.
                             --------        -------------------
By
   -------------------------------------------

Title
      -------------------------------

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